News Release

For Immediate Release	Contact: Bob Lougee (800) 611-8488

Wednesday, July 27, 2011	bob.lougee@usamobility.com

USA Mobility Appoints Christopher Heim to Board of Directors

Springfield, VA (July 27, 2011) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging, mobile voice and data and unified communications solutions, today announced the appointment of Christopher Heim to its Board of Directors.

Heim, president of USA Mobility’s software subsidiary, Amcom Software, Inc., had been chief executive officer (CEO) of Amcom from 2007 until it was acquired by USA Mobility in March of 2011, creating a company in the forefront of mission critical unified communications. Previously, he was president and CEO of HighJump Software. Heim was instrumental in leading the growth of both software companies, and was selected as an Ernst & Young Entrepreneur of the Year in 2003. Prior to becoming president and CEO of HighJump, he was director of business development, director of operations and a product development engineer. Heim holds a Bachelor of Arts degree in computer science and a Masters of Business Administration degree in marketing from the University of St. Thomas, St. Paul, MN.

Vincent D. Kelly, president and chief executive officer of USA Mobility, stated: “We are extremely pleased to have Chris join our Board of Directors. He is an accomplished software industry executive, having demonstrated an ability to successfully market and grow two software enterprises. Chris is also a thoughtful and knowledgeable business leader, and we look forward to benefiting from his counsel as we continue to transition our wireless and software businesses.”

About USA Mobility
USA Mobility, Inc., headquartered in Springfield, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. In addition, through its Amcom Software subsidiary, it provides mission critical unified communications solutions for hospitals, contact centers, emergency management, mobile event notification and messaging. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to organizations nationwide. The Company operates the largest one-way paging and advanced two-way paging networks in the United States. USA Mobility also offers mobile voice and data services through Sprint Nextel and T-Mobile, including BlackBerry® smartphones and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com and www.amcomsoftware.com.

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